Exhibit 21.1

Subsidiaries of Seven Seas Cruises S de RL

Name of Subsidiary                Jurisdiction of Incorporation or Organization
Prestige Cruise Services (Europe) Limited        England and Wales
Supplystill Limited                 England and Wales
Celtic Pacific (UK) Limited            England and Wales
Celtic Pacific (UK) Two Limited             Bahamas
Mariner LLC                    Republic of the Marshall Islands
SSC (France) LLC                Delaware
Voyager Vessel Company LLC            Delaware
Navigator Vessel Company LLC            Delaware
SSC Finance Corp.                Delaware